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As filed with the Securities and Exchange Commission on October 10, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933, as amended

Ask Jeeves, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7375	94-3256053
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

5858 Horton Street, Suite 350, Emeryville, CA 94608
(510) 985-7400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

A. George (Skip) Battle
Chief Executive Officer
Ask Jeeves, Inc.
5858 Horton Street, Suite 350
Emeryville, California 94608
(510) 985-7400
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Rod J. Howard, Esq.
David Haber, Esq.
Brobeck, Phleger & Harrison LLP
Two Embarcadero Place
2200 Geng Road
Palo Alto, California 94303
(650) 424-0160

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after this Registration Statement is declared effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value	2,082,606	$1.085	$2,259,627.51	$564.91

Common Stock, $.001 par value	2,665(3)	$1.085	$2,891.53	$.72

(1)
This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale in this registration statement by reason of any stock dividend, stock split, recapitaliaztion or other transaction effected without the receipt of consideration which results in an increase of Ask Jeeves' outstanding shares of common stock.
(2)
Pursuant to Rule 457(c) under the Securities Act, this per share amount is based on the average high and low prices of our common stock on October 8, 2001 as reported on the NASDAQ National Market. Estimated solely for the purpose of calculating the registration fee.
(3)
Issuable upon exercise of a warrant.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

(SUBJECT TO COMPLETION, DATED OCTOBER  , 2001)

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

2,085,271 Shares

Ask Jeeves, Inc.

Common Stock

    This prospectus relates to the public offering, which is not being underwritten, of 2,085,271 shares of our common stock, $0.001 par value per share, issued or issuable upon exercise of a warrant in connection with our acquisition of all of the capital stock of Teoma Technologies, Inc., a Delaware corporation.

    The prices at which the selling stockholders may sell their shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares. However, we will receive funds upon exercise of the warrant.

    Our common stock is traded on the Nasdaq National Market under the symbol "ASKJ." The closing price on October   , 2001 was $       per share.

    The shares of our common stock offered or sold under this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about important factors you should consider before buying our common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October   , 2001.

    You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

    This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference into this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into, this prospectus.

Our Business

    Ask Jeeves, Inc. is a leading provider of intuitive, intelligent natural language question answering technologies and services. Our proprietary technology combined with human intelligence creates an interaction centered on understanding users' specific needs and interests and connecting them to the most relevant information, products and services. The Company delivers its natural language question answering technologies and services through its own Web sites at Ask.com, DirectHit.com, AJKids.com, Teoma.com, JeevesSolutions.com, and Etour.com. Through our Web Properties group, Ask Jeeves provides a highly targeted medium for advertisers to reach online users. The Company also syndicates services to portals, infomediaries, and content and destination sites to help companies increase e-commerce and advertising revenue. These services enable companies to convert online shoppers to buyers, reduce support costs, understand customer preferences and improve customer retention. Through our Jeeves Solutions group, the Company delivers essential customer conversion and retention services to corporate customers worldwide. By connecting people with answers through a combination of technology and human insight, Ask Jeeves helps companies provide a more personal, relevant experience for online customers.

Corporate Information

    Ask Jeeves was incorporated in California in June 1996 and reincorporated in Delaware in June 1999. References to "Ask Jeeves," "we," "our," and "us" refer to Ask Jeeves, Inc., a Delaware corporation, its predecessors, and each of its subsidiaries. Our principal executive offices are located at 5858 Horton Street, Suite 350, Emeryville, California 94608 and our telephone number is (510) 985-7400. Information contained on our Web sites do not constitute part of this prospectus.

The Offering

    This prospectus relates to the sale of up to 2,085,271 shares of our common stock by the selling stockholders identified in this prospectus. The prices at which the selling stockholders may sell their shares will be determined by the prevailing market for the shares or in negotiated transactions. See " Selling Stockholders."

Use of Proceeds

    The selling stockholders will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholders of the offered shares of common stock. However, we will receive funds upon exercise of the warrant.

RISK FACTORS

    This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus. You should carefully consider the following risk factors, together with all other information included or incorporated by reference into this prospectus, before you decide whether to purchase shares of our common stock.

    Risks and uncertainties, in addition to those we describe below, that are not presently known to us, or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks.

    Ask Jeeves' future operating results may vary substantially from period to period. The price of our common stock will fluctuate in the future, and an investment in our common stock is subject to a variety of risks, including but not limited to the specific risks identified below. Inevitably, some investors in our securities will experience gains while others will experience losses depending on the prices at which they purchase and sell securities. Prospective and existing investors are strongly urged to carefully consider the various cautionary statements and risks set forth in this prospectus.

Risks Associated with Ask Jeeves' Business and Future Operating Results

  Our Business is Extremely Difficult to Evaluate Because Our Operating History is Limited.

    We were incorporated in June 1996 and launched Ask Jeeves at Ask.com, our flagship public Web site, in April 1997. Because the market and industry conditions affecting Internet companies are constantly changing, we may need to evolve our business model to adapt to prevailing conditions.

    Any investment in our company must be considered in light of the problems frequently encountered by companies in new and rapidly evolving markets. To address the risks we face, we must, among other things:

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    maintain and enhance our brand;

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    refine our product and service offerings;

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    increase the amount of traffic to our Web sites;

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    increase the number and types of businesses that use our natural language question answer technologies and services;

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    increase the value of our natural language question answer technologies and services to our users, customers, electronic commerce merchants and advertisers; and

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    attract, integrate, retain and motivate qualified personnel.

    We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

  We Have a History of Net Losses and Expect to Continue to Incur Net Losses.

    We incurred net losses of $52,929,000 in 1999, $189,606,000 in 2000 and $399,146,000 during the six month period ended June 30, 2001. As of June 30, 2001, we had an accumulated deficit of approximately $649.3 million. We expect to have net losses and negative cash flows, as determined under generally accepted accounting principles, for the foreseeable future. The size of these net losses will depend, in part, on the rate of growth of our revenues from our advertisers, corporate customers and electronic commerce merchants and on our expenses. It is critical to our success that we continue to expend financial and management resources to develop our brand loyalty through marketing and promotion, enhancement of our natural language question answer technologies and services and expansion of our other services. In late 2000 and early 2001, we announced steps to narrow our net losses, including business realignment and a reduction in our workforce. Although these steps are intended to reduce our net losses in the future, we cannot guarantee that these steps will achieve the expected reduction in net losses.

    As our operating expenses are likely to continue to exceed our revenues in the near term, we will need to generate significant additional revenues to achieve operating profitability, as determined under generally accepted accounting principles. Even if we do achieve operating profitability, we may not be able to maintain or increase our operating profitability on a quarterly or annual basis. If we do not achieve or sustain profitability in the future, then we will eventually be unable to continue our operations.

  Our Business Realignments May Not Result in the Intended Benefits.

    In fourth quarter of 2000, we announced a realignment of our business organization in an effort to streamline operations, increase revenues, reduce costs and bring staffing in line with our current and anticipated requirements. Through the realignment, our two independent business units, Jeeves Solutions and Web Properties, were given independent gross profit and loss accountability. Our Jeeves Solutions business focuses on licensing our technologies to corporate clients and our Web Properties business focuses on sales of our targeting solutions on our Web sites. In addition, as part of our business realignment, we implemented a workforce reduction of approximately 152 employees, representing approximately 20% of our staff, in the fourth quarter of 2000. In April 2001, we began an additional workforce reduction initially consisting of 73 employees, or approximately 15% of our staff.

    Although we believe that our business realignments will assist us in streamlining operations, increasing revenues, reducing expenses and thereby achieving profitability, we cannot assure you that we will achieve these intended results. In addition, our business realignments and workforce reductions may prompt employees whom we wish to retain to leave the Company. If we are not successful in increasing revenues and decreasing costs, we may never achieve profitability.

  Our Natural Language Question Answer Technologies and Services are Novel and Unproven.

    We will be successful only if Internet users adopt our natural-language services and popularity-based searches as a primary method of navigating the Internet. Internet users have a variety of other search techniques, such as directory searches, available to them to navigate the Internet. Users can also rely on methods, such as call centers, chat rooms and e-mail, rather than difficult-to-navigate corporate Web sites, to obtain information on products and services. It is difficult to predict the extent and rate of user adoption of our natural language question answer technologies and services. Visitors to our natural language question answer services may try our Web sites and then revert to other search techniques to navigate the Internet or choose new search techniques. It is uncertain whether widespread acceptance of our natural-language services and popularity-based searches will occur.

  If Accounting Interpretations Relating to Revenue Recognition Change, our Reported Revenues Could Decline or We Could Be Forced to Make Changes in our Business Practices.

    Over the last several years, the American Institute of Certified Public Accountants issued Statement of Position or SOP 97-2, "Software Revenue Recognition," and SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." These standards address software revenue recognition matters primarily from a conceptual level and do not include specific implementation guidance. In addition, in December 1999, the Securities and Exchange

Commission staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", or SAB 101, which explains how the SEC staff believes existing revenue recognition rules should be applied. Ask Jeeves believes that it is currently in compliance with SOP 97-2 and SOP 98-9 and SAB 101.

    The accounting profession continues to discuss certain provisions of SOP 97-2 and SAB 101 with the objective of providing guidance on potential interpretations. These discussions and the issuance of interpretations, once finalized, could lead to unanticipated changes in Ask Jeeves' current revenue accounting practices, which could cause Ask Jeeves to recognize lower revenues. As a result, we may need to change our business practices in order to continue to recognize our license and service revenues in a manner consistent with our current practices. These changes may extend sales cycles, increase administrative costs and otherwise adversely affect our business.

  Events or Changes in Circumstances May Result in Impairment of Our Goodwill.

    The Company has recorded significant amounts of goodwill and other intangible assets on its consolidated financial statements as a result of business combinations. In the first quarter of 2001, we identified indicators of possible impairment of certain of these assets and recorded an impairment charge of $339.2 million to our results of operations during that quarter. These assets will continue to be subject to evaluation for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If a determination is made that the assets are impaired, it could result in a significant reduction in the carrying value of such assets and a material adverse effect upon the Company's consolidated financial position or results of operations.

    In addition, in July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 (SFAS 141), "Business Combinations", and No. 142 (SFAS 142), "Goodwill and Other Intangible Assets." SFAS 141 changes the criteria for recognizing intangible assets apart from goodwill in accounting for business combinations under the purchase method. SFAS 142 requires goodwill and other intangible assets that have an indefinite useful life to no longer be amortized; however, these assets must be reviewed at least annually for impairment. Due to the complexity of these new standards and their recent issuance, we are continuing to evaluate the extent and timing of their impact.

  Our Methods of Generating Revenue are Relatively New and Largely Untested.

    Internet Advertising.  We expect that revenues from advertising will continue to represent a significant portion of our total revenues for the foreseeable future. Our advertising revenues decreased in the latter part of 2000 and early part of 2001 and may continue to decrease for the foreseeable future due to the prevailing conditions in the online advertising market and downward pressure on advertising rates industry-wide.

    We compete with traditional media such as television, radio and print, as well as online advertisers and high-traffic Web sites, for a share of advertisers' total advertising expenditures. We have experienced, and may continue to experience, downward pressure on advertising prices in the industry due to the increasing amount of advertising inventory becoming available on the Internet. As the Internet evolves, advertisers may find Internet advertising to be a less effective means of promoting their products or services relative to traditional advertising media and may reduce or eliminate their expenditures on Internet advertising. Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. Acceptance of the Internet among advertisers will depend, to a large extent, on the perceived effectiveness of Internet advertising and the continued growth of commercial usage of the Internet.

    Currently, there are a variety of pricing models for selling advertising on the Internet, including models based on the number of impressions delivered, the number of click-throughs by users, the duration over which the advertisement is displayed or the number of keywords to which the advertisement is linked. It is difficult to predict which pricing model, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues that we may generate from advertising. A decrease in advertising sold or advertising rates could adversely affect our operating results.

    In addition, our ability to earn advertising revenues depends on the number of advertising impressions per search and the number of click-throughs. We believe category searches generally result in a greater number of advertising impressions per search and a higher number of click-throughs than keyword searches. Accordingly, if we are unable to implement category-based search broadly across our network of affiliates, or if users decide to use keyword searches more frequently than category searches, our advertising revenues could decline.

    In addition, our advertising revenues will depend on our ability to achieve, measure and demonstrate to advertisers the breadth of the traffic base using our search service and the value of our targeted advertising. Filter software programs that limit or prevent advertising from being displayed on a user's computer are available. It is unclear whether this type of software will become widely accepted, but if it does, it would negatively affect Internet-based advertising. Our business could be seriously harmed if the market for Internet advertising does not continue to grow or if we are unsuccessful in increasing our advertising revenues.

    We rely on third-party advertising services, provided by DoubleClick, Inc. and L90, Inc. to deliver advertisements to our users. If DoubleClick or L90 fails to deliver the advertisements as contracted for, due to reliability or performance problems, or if advertisements cannot be targeted as promised to advertisers, our revenues may decrease.

    Licensing.  For the six months ended June 30, 2001, $19.1 million, or approximately 53.4% of our revenues, were generated from licensing our services to corporate customers and to our joint ventures through our Jeeves Solutions Group. Jeeves Solutions revenues for this time period include intellectual property licensing revenues of approximately $9.9 million from our joint ventures. If, in the future, Ask Jeeves is unable to generate sufficient licensing revenue from our corporate customers and/or our joint ventures, our results of operations could be substantially impaired.

    Renewals.  We depend on our existing customer base for additional future revenue from services and licenses of other products. If our customers fail to renew their maintenance agreements, our revenue could decrease. The maintenance agreements are generally renewable annually at the option of the customers and there are no mandatory payment obligations or obligations to license additional software. Therefore, current customers may not necessary generate significant maintenance revenue in future periods. In addition, customers or joint venture partners may not necessary purchase additional products or services. Our services revenue and maintenance revenue also depend upon the use of these services by our installed customer base. Any downturn in software license revenue could result in lower service revenues in future quarters.

    Electronic Commerce.  A portion of our revenue is derived from the facilitation of electronic commerce transactions. The market for Internet products and services continues to develop and is rapidly changing. Therefore, the success of our business depends upon the adoption of the Internet as a medium for commerce by a broad base of customers. If this market fails to develop or develops more slowly than expected, or if our electronic commerce services do not achieve market acceptance, our business may suffer.

  Many of our Advertisers are Emerging Internet Companies that Represent Credit Risks.

    We expect to continue to derive a significant portion of our revenues from the sale of advertising to Internet companies. Many of these companies have limited operating histories and are operating at a loss. Moreover, many of these companies have limited cash reserves and limited access to additional capital. We have in some cases experienced difficulties collecting outstanding accounts receivable and we may continue to have these difficulties in the future. These difficulties may increase as a result of a recent downturn in economic activity and reductions in funding for Internet companies from public capital markets and private venture capital and equity sources. If any significant part of our customer base experiences commercial difficulties or is unable or unwilling to pay our advertising fees for any reason, our business will suffer.

  Our Business May Suffer in a Variety of Ways Unless Overall Economic Conditions Improve.

    Current economic conditions pose a variety of additional challenges to our business. The financial condition of many of our customers has declined and continues to weaken because of their inability to raise additional funds for their businesses. The ability of some of our customers to generate additional revenue for us has been reduced dramatically, if not eliminated. Our inability to replace this portion of our customer base may adversely impact our business.

    Additionally, due to current economic conditions many of our customers are making and will continue to make significant cutbacks in their sales and marketing efforts and capital expenditures. These cutbacks may reduce the amount of money our customers have available, and are willing to spend on our services, which may in turn adversely affect our financial results.

  Recent Terrorist Activities and Resulting Military and Other Actions Could Adversely Affect Our Business.

    Terrorist attacks in New York and Washington, D.C. in September of 2001 have disrupted commerce throughout the world. The continued threat of terrorism and the potential for military action and heightened security measures in response to this threat may cause significant disruption to commerce throughout the world. To the extent that this disruption results in a general decrease in corporate spending on information technology or advertising, our business and results of operations could be materially and adversely affected. We also may experience delays in receiving payments from customers that have been affected by the attacks, which, in turn, would harm our cash flow. We are unable to predict whether the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have a long-term adverse effect on our business, results of operations or financial condition. These and other developments arising out of the attacks may make the occurrence of one or more of the factors discussed under "Risk Factors" in this prospectus more likely to occur.

  Our Past and Future Acquisitions May Be Difficult to Integrate, Disrupt Our Business, Dilute Stockholder Value or Divert Management Attention.

    We have acquired a number of companies and we may in the future seek to acquire or invest in additional businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. We may encounter problems with the assimilation of acquired businesses, products or technologies including:

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    difficulties in assimilation of acquired personnel, operations, technologies or products;

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    unanticipated costs associated with acquisitions;

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    diversion of management's attention from other business concerns and potential disruption of our ongoing business;

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    adverse effects on our existing business relationships with our customers;

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    potential patent or trademark infringement from acquired technologies.

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    adverse effects on our current employees and the inability to retain employees of acquired companies;

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    use of substantial portions of our available cash as all or a portion of the purchase price; and

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    dilution of our current stockholders due to issuances of additional securities as consideration for acquisitions.

    If we are unable to successfully integrate our acquired companies or to create new or enhanced services, we may not achieve the anticipated benefits from our acquisitions. If we fail to achieve the anticipated benefits from the acquisitions, we may incur increased expenses and experience a shortfall in our anticipated revenues and we may not obtain a satisfactory return on our investment. In addition, if a significant number of employees fail to remain employed with us, we may experience difficulties in achieving the expected benefits of the acquisitions.

  Our Growth Will Depend on Our Ability to Develop Our Brand.

    We believe that increased brand recognition and a favorable consumer perception of the Ask Jeeves brand are essential to our future success. Accordingly, we intend to continue pursuing an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotional expenses. In addition, even if brand recognition increases, the number of new users may not increase. Further, even if the number of new users increases, the amount of traffic on our Web sites and the number of corporate customers may not increase sufficiently to justify the expenditures.

  To Manage Our Growth, We Need to Improve Our Systems, Controls and Procedures.

    We have experienced and may continue to experience rapid growth, which has placed, and could continue to place, a significant strain on our managerial, financial and operational resources. As a result of our recent realignment of our business, we must continue to improve our operational and financial systems and managerial controls and procedures, train and manage our workforce with reduced human resources. We cannot be assured that our systems, procedures or controls will be adequate to support our operations or that we will be able to manage any growth effectively. If we do not manage growth effectively, our business would be seriously harmed.

  More Individuals are Utilizing Non-PC Devices to Access the Internet and We May Not Be Successful in Developing a Version of Our Service that Will Gain Widespread Adoption by Users of Such Devices.

    In the coming years, the number of individuals who access the Internet through devices other than a personal computer such as personal digital assistants, cellular telephones and television and television set-top devices is expected to increase dramatically. Our services are designed for rich, graphical environments such as those available on personal and laptop computers. The lower resolution, functionality and memory associated with alternative devices may make the use of our services through such devices difficult and we may be unsuccessful in our efforts to modify our online properties to provide a compelling service for users of alternative devices.

    As we have limited experience to date in operating versions of our service developed or optimized for users of alternative devices, it is difficult to predict the problems we may encounter in doing so and we may need to devote significant resources to the creation, support and maintenance of such versions. If we are unable to attract and retain a substantial number of alternative device users to our online services, we will fail to capture a sufficient share of an increasingly important portion of the market for online services. Further, as a significant portion of our revenues are derived through the sale of banner and other advertising optimized for a personal computer screen, we may not be successful at developing a viable strategy for deriving substantial revenues from online properties that are directed at the users of alternative devices. Any failure to develop revenue-generating online properties that are adopted by a significant number of handheld device users could severely hurt our business.

  We May Not Be Able to Effectively Compete Against Our Current and Potential Competitors.

    Web Properties.  We face direct competition from companies that provide Internet search and directory services. For example, Web Properties competes with search engines, including AltaVista Company, Excite@Home Corporation, Google Inc., Northern Light, and Inktomi Corporation, for the traffic generated by Internet users seeking links to third-party content to address their online information needs. Web Properties also competes with directory services, such as Goto.com, Inc. LookSmart, Ltd., and Yahoo! Inc., because they provide alternative ways for users to obtain the desired information.

    Jeeves Solutions.  We compete with a number of companies that are addressing the same need to improve automated or online customer service for corporate customers. For example, Jeeves Solutions competes with companies that provide shopping advisors, such as Active Research Inc.; automated e-mail response and live interaction, such as Kana Communications, Inc.; search technology, such as Inktomi Corporation; and customer relationship management, such as Siebel Systems, Inc.

    Our ability to compete depends on many factors, many of which are outside of our control. These factors include: the quality of content, the ease of use of online services, the timing and market acceptance of new and enhanced online services and sales and marketing efforts by our competitors and by us.

    Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. Many of these competitors offer a wider range of services than we do. These services may attract users to our competitors' sites and, consequently, result in a decrease in traffic to our site. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential corporate customers, advertisers, syndicators and electronic commerce merchants. Our competitors may develop products and services that are equal to, or superior to, our products and services, or achieve greater market acceptance. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of advertisers and businesses engaged in electronic commerce. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

  Our Geographic Properties May Not Be Successful.

    Our wholly owned subsidiary, Ask Jeeves International, Inc., or AJI, was formed for the purpose of marketing our natural language question answering technologies and services outside of the United States. To date, AJI has entered into joint ventures to provide our services in the United Kingdom, Japan, and to the Spanish-speaking market worldwide. We also operate a Web site which provides a localized version of our services for the Australian market. This expansion into international markets requires substantial management attention and financial resources. We cannot be certain that our investment in AJI and in establishing operations in other countries will produce the desired levels of revenue. In addition, AJI and its investment properties are subject to other inherent risks and problems, including:

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    the impact of business cycles and downturns in economies outside the United States;

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    longer payment cycles and greater difficulty in accounts receivable collections;

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    unexpected changes in regulatory requirements;

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    difficulties and costs of staffing and managing foreign operations;

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    reduced protection for intellectual property rights in some countries;

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    unanticipated tax costs associated with the cross-border use of intangible assets;

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    political and economic instability;

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    fluctuations in currency exchange rates;

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    difficulty in maintaining effective communications with employees and customers due to distance, language and cultural barriers;

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    lower brand recognition for Ask Jeeves and the Jeeves character in non-English speaking counties;

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    lower per capita Internet usage in many foreign countries, for a variety of reasons such as lower disposable incomes, lack of adequate telecommunications and computer infrastructure and concerns regarding online security for e-commerce transactions; and

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    competition in international markets from a broad range of competitors, including AltaVista, Goto.com, LookSmart, Terra Lycos, Yahoo! and other United States and foreign portals, search engines and service providers.

    Some or all of the above factors could seriously harm the results of our operations.

  Our Operating Results are Volatile and Difficult to Predict.

    You should not rely on our results of operations during any particular quarter as an indication of our future results for a full year or any other quarter. Our quarterly revenues and operating results have varied significantly in the past and may vary significantly in the future due to a number of factors, including:

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    our ability to obtain new corporate customers, the length of time needed to implement our natural language question answering technologies and services for corporate customers and the timing of revenue recognition with respect to contracts with corporate customers;

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    our ability to obtain new advertising contracts, maintain existing ones and effectively manage our advertising inventory;

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    the number of users of our Web sites, Web sites syndicating our services and the Web sites of our corporate customers;

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    our ability to link our electronic commerce merchants to potential customers;

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    seasonal and other fluctuations in demand for our electronic commerce services and for advertising space on our Web sites;

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    our ability to develop and introduce new technology;

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    announcements and new technology introductions by our competitors;

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    our ability to attract, retain and motivate key personnel;

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    credit risk of Internet companies within our customer base;

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    rate changes for advertising on our Web sites;

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    marketing expenses and technology infrastructure costs as well as other costs that we may incur as we expand our operations; and

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    costs relating to possible acquisitions of technologies and businesses including the timing of charges related to the acquisitions and any amortization of expenses related to the acquisitions; and

    •
    the other factors discussed in this section on "Business Risks."

    We have experienced seasonality in user traffic to our Websites, including lower traffic during the year-end holiday season and a slower rate of growth during the summer months. Given our limited operating history, user traffic on our Web sites is extremely difficult to forecast accurately. Moreover, obtaining new corporate customers depends on many factors that we are not able to control, such as the allocation of budgetary resources by potential customers. The sales cycle for obtaining new corporate customers has averaged four months. Therefore, it is difficult to predict the number of corporate customers that we will have in the future. We may be unable to adjust spending to compensate for an unexpected shortfall in our revenues. As a result, if we experience an unexpected shortfall in revenues, or if our revenues do not grow faster than the increase in these expenses, we could experience significant variations in the operating results from quarter to quarter.

  Our Stock Price may Fluctuate Significantly Regardless of Our Actual Operating Performance.

    Our common stock is listed for trading on the Nasdaq National Market. The trading price of our common stock has been and may continue to be highly volatile. Our stock price may be subject to wide fluctuations in response to a variety of factors, including:

    •
    actual or anticipated variations in quarterly operating results and announcements of technological innovations;

    •
    new products or services offered by Ask Jeeves or its competitors;

    •
    changes in financial estimates by securities analysts;

    •
    conditions or trends in the Internet services industry and the online customer service segment in particular;

    •
    Ask Jeeves' announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    •
    additions or departures of key personnel;

    •
    sales by current holders of our common stock and general financial conditions and investor sentiment regarding Internet companies generally; and

    •
    other events that may be beyond Ask Jeeves' control.

    In addition, the Nasdaq National Market, where most publicly held Internet companies are traded, has periodically experienced extreme price and volume fluctuations. These fluctuations may be unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of an individual company's securities, securities class action litigation often has been instituted against that company. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

  If We Fail to Meet the Expectations of the Public Market Analysts and Investors, the Market Price of Our Common Stock May Decrease Significantly.

    Public market analysts and investors have not been able to develop consistent financial models for the Internet market because of the unpredictable rate of growth of Internet use, the rapidly changing models of doing business on the Internet and the Internet's relatively low barriers to entry. As a result, and because of the other risks noted in this discussion, it may be that our actual results will not meet the expectations of public market analysts and investors in future periods. If this occurs, the price of our common stock will likely fall.

  Failure to Add or Retain Corporate Customers May Have an Adverse Effect On Our Revenues.

    In the coming year we expect that revenues associated with corporate customers will be comprised primarily of corporations with large, difficult-to-navigate Web sites. If we do not complete sales to a sufficient number of customers, our future revenues will be adversely affected.

    Most of our corporate customer contracts have a term of one year following the implementation of our services. As a result, if we are unable to offer value to our customers during the term of these contracts, or if our customers choose a competitor's service over our service, or if our customers decide to use their own proprietary technology to develop services similar to ours, those customers may not renew their contracts. If we do not obtain a sufficient number of contract renewals or if such renewal contracts are obtained on terms less favorable than the original contract, our business could be adversely affected.

  Implementing Our Services for Our Corporate Customers is Labor Intensive.

    Because the implementation of some of our services is labor intensive, it is difficult to predict the length of the development cycle. Factors that affect the length of the development cycle include the overall size and complexity of the Web site, the interaction with the customer and the dynamic nature of the content. Generally, it takes three to four months to launch a customized version of some of our services. The long development cycle makes it difficult to predict the delivery time to the customer, realize our revenue goals and manage our internal hiring needs to meet new projects. In addition, in order to meet increased demand by corporate customers, we may have to hire additional people and train them in advance of orders. When we outsource development of custom knowledge bases, we will have little control over the speed and quality of the development. Any decline in the speed or quality of the implementation of our services could seriously harm our business.

  We Depend on Third Party Content.

    Our Web sites are designed to directly link users to a page within a third-party Web site that contains the answer to a question asked. However, when our Web sites attempt to direct the user to a page within the Web site, some companies have automatically redirected users to their home page. If companies prevent us from directly linking our users to a page within a third-party Web site, and if there are no comparable alternative Web sites to which we can direct our users, the utility and attractiveness of our services to consumers may be reduced. If this occurs, traffic on our Web sites could significantly decrease, which would seriously harm our business.

    Visitors to our Web sites use the sites to obtain direct access to the information, products and services they need through the display of a third-party Web page containing the answer to the user's question. We have little control over the content of these third-party Web sites. If these third-party

Web sites do not contain high-quality, up-to-date and useful information to the user, the utility of our service to the user will be reduced, which could seriously harm our business.

  We May Be Liable for Our Links to Third-Party Web Sites.

    We could be exposed to claims for liability with respect to the selection of third-party Web sites that may be accessible through our Web sites. These claims might include, among others, that by linking to Web sites operated by third parties, we may be liable for copyright or trademark infringement or other unauthorized actions by these third-party Web sites. Other claims may be based on errors or false or misleading information provided on our Web sites, including information deemed to constitute professional advice such as legal, medical, financial or investment advice. Other claims may be based on our links to sexually explicit Web sites and our provision of sexually explicit advertisements when this content is displayed. While no such claims are pending and we do not believe that any such claim would have legal merit, our business could be seriously harmed due to the cost of investigating and defending these claims, even to the extent these claims do not result in liability. Implementing measures to reduce our exposure to such claims may require us to spend substantial resources and limit the attractiveness of our service to users.

  We Face Risks Related to Expanding Into Relatively New Services and Business Areas.

    To increase our revenues, we will need to refine our business model by promoting new or complementary products and by targeting our products and services to meet the needs of different customers. The evolution of our electronic commerce services may strain our management, financial and operational resources. Our development of new product and service offerings may not be timely or may not generate sufficient revenues to offset their cost. If this occurs, our business, operating results and financial condition will be seriously harmed.

  Our Future Success Depends on Our Ability to Attract, Retain Key Management and Skilled Technical Employees.

    A. George (Skip) Battle, a member of our Board of Directors, has been appointed Chief Executive Officer. We do not have an employment agreement with Mr. Battle for any specific term, and the loss of Mr. Battle's services could seriously harm our business.

    Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in the San Francisco Bay Area, where our headquarters is located, is intense. This is due, in part, to the high concentration of high-tech companies vying for qualified employees, high housing costs and traffic congestion. We have experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we fail to attract, retain and motivate our employees, our business will be harmed.

  Our Workforce Reductions and Financial Performance May Adversely Affect the Morale and Performance of our Personnel and our Ability to Hire New Personnel.

    In connection with our effort to streamline operations, increase revenues, reduce costs and bring our staffing and structure in line with our current and anticipated requirements, we recently realigned our business organization, which included a reduction in our workforce of approximately 152 employees, or approximately 20 percent of our workforce in the fourth quarter of 2000, and an additional reduction in force announced in April 2001 of initially approximately 73 employees, or 15% of our workforce. There may be costs associated with the workforce reductions related to severance and other employee-related costs, and our realignment plan may yield unanticipated consequences, such as attrition beyond our planned reduction in staff. In addition, our common stock has recently declined in value below the exercise price of many options granted to employees pursuant to our stock option plans. Thus, the intended benefits of the stock options granted to our employees, the creation of performance and retention incentives, may not be realized. In addition, workforce reductions and management changes create anxiety and uncertainty and may adversely affect employee morale. As a result, we may lose employees whom we would prefer to retain. As a result of these factors, our remaining personnel may seek employment with larger, more established companies or companies they perceive as having less volatile stock prices.

  We Need to Expand Our Sales and Support Organizations.

    Competition for highly-qualified sales personnel is intense, and we may not be able to maintain the kind and number of sales personnel we need. Hiring highly qualified customer service and account management personnel is very competitive in our industry due to the limited number of people available with the necessary skills and understanding of the Internet. If we are unable to hire and retain qualified sales personnel our business may suffer.

  We Will Only Be Able to Execute Our Business Plan if Internet Usage Grows.

    Our business would be adversely affected if Internet usage does not continue to grow or grows at significantly lower rates compared to current trends. The continued growth of the Internet depends on various factors, many of which are outside our control. These factors include:

    •
    the Internet infrastructure may not be able to support the demands placed on it;

    •
    performance and reliability of the Internet may decline as usage grows;

    •
    continued growth in utility and accessibility to desired information;

    •
    security and performance concerns due to hackers and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

    •
    privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent.

  The Operating Performance of Our Systems and Servers is Critical to Our Business and Reputation.

    Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of Ask Jeeves could result in reduced user traffic on our Web sites and reduced revenues. We have network and server equipment located at AboveNet, Exodus, Qwest, and HarvardNet in various locations in California and Massachusetts and in London, England.

Although we believe that our current back-up methods are adequate, we cannot be assured that the back-up servers will not fail or cause an interruption in our service.

    We have experienced slower response times and interruptions in service due to malfunction at our hosting facilities and on the Internet backbone networks, major software upgrades on our Web sites and undetected software defects. Our Web sites have had partial interruptions for periods ranging from a few minutes to three hours. In addition, our Web sites could also be affected by computer viruses, electronic break-ins or other similar disruptions. If we experience outages, frequent or persistent system failures or degraded response times, our reputation and brand could be permanently harmed. In addition, we could lose advertising revenues during these interruptions and user satisfaction could be negatively impacted if the service is slow or unavailable.

    Our users and customers depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Each of these types of providers has experienced significant outages in the past and could experience outages, delays and other operating difficulties due to system failures unrelated to our systems.

    The occurrence of an earthquake or other natural disaster or unanticipated problems at our principal facilities or at the servers that host or back-up our systems could cause interruptions or delays in our interactive network or a loss of data. Our systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We have not developed a comprehensive disaster recovery plan to respond to system failures. Our general liability insurance policies may not adequately compensate us for losses that may occur due to interruptions in our service.

  Power Outages In California Could Adversely Affect Us.

    We have significant operations in the state of California and are dependent on a continuous power supply. California's energy crisis could substantially disrupt our operations and increase our expenses. California, has recently implemented, and may in the future continue to implement, rolling blackouts throughout the state. Although state lawmakers are working to minimize the impact, if blackouts interrupt our power supply, we may be temporarily unable to continue operations at our California facilities. Any such interruption in our ability to continue operation at our facilities could delay the development of our products and services and disrupt communications with our customers or other third parties on which we rely, such as Web hosting service providers. Future interruptions could damage our reputation and could result in lost revenue, either of which could substantially harm our business and results of operations. Furthermore, shortages in wholesale electricity supplies have caused power prices to increase. If energy prices continue to increase, our operating expenses will likely increase which could have a negative effect on our operating results.

  Our Security Could Be Breached, Which Could Damage Our Reputation and Deter Customers From Using Our Services.

    We must protect our computer systems and network from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Computer break-ins could jeopardize the security of information stored in and transmitted through our computer systems and network, which could adversely affect our ability to retain or attract customers, damage our reputation and subject us to litigation. We could be subject to denial of service, vandalism and other attacks on its systems by Internet hackers. Although we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, these security measures may fail. Our insurance coverage in certain circumstances may be insufficient to cover issues that may result from such events.

  We May Not Be Able to Adapt Evolving Internet Technologies and Customer Demands.

    To be successful, we must adapt to rapidly changing Internet technologies by continually enhancing our products and services and introducing new services to address our customers' changing needs. We could incur substantial development or acquisition costs if we need to modify our services or infrastructure to adapt to changes affecting providers of Internet services. Our business could be seriously harmed if we incur significant costs to adapt to these changes. If we cannot adapt to these changes, or do not sufficiently increase the features and functionality of our products and services, our customers may switch to the product and service offerings of our competitors. Furthermore, our competitors or potential competitors may develop a novel method of Internet navigation that is equal or superior to those we offer. As a result, demand for our natural language question answering technologies and services may decrease.

  We May Face Potential Liability, Loss of Users and Damage to our Reputation for Violation of Privacy Policies.

    We have a policy against using personally identifiable information obtained from users of our natural language question answering technologies and without the user's permission. In the past, the Federal Trade Commission has investigated companies that have used personally identifiable information without permission or in violation of a stated privacy policy. If we use this information without permission or in violation of our policy, we may face potential liability for invasion of privacy for compiling and providing information to our corporate customers and electronic commerce merchants.

  Government Regulation and Legal Uncertainties Could Harm Our Business.

    Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise seriously harm our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on electronic commerce companies as well as companies like us that provide electronic commerce services.

    We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of electronic commerce and seriously harm our profitability.

    Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on electronic commerce, where such taxes are discriminatory and Internet access, unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could impair the growth of the e-commerce marketplace and impair our ability to become profitable.

    In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market. Such uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

  We May Face Potential Electronic Commerce-Related Liabilities and Expenses.

    Arrangements with electronic commerce merchants may expose us to legal risks and uncertainties, including potential claims for liabilities to consumers of the products and services offered by these electronic commerce merchants. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

    Some of the risks that may result from these arrangements with businesses engaged in electronic commerce include:

    •
    potential claims for liabilities for illegal activities that may be conducted by participating merchants;

    •
    product liability or other tort claims relating to goods or services sold through third-party commerce sites;

    •
    claims for consumer fraud and false or deceptive advertising or sales practices;

    •
    breach of contract claims relating to merchant transactions;

    •
    claims that materials included in merchant sites or sold by merchants through these sites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights; and

    •
    claims relating to any failure of merchants to appropriately collect and remit sales or other taxes arising from electronic commerce transactions.

    Even to the extent that such claims do not result in material liability, investigating and defending such claims could seriously harm our business. For example, investigating and defending any such claims may require significant financial and human resources, may result in negative publicity for our company and injure our business reputation.

  We May Be Unable to Protect Our Intellectual Property Rights and Other Proprietary Rights and We May Be Liable for Infringing Upon the Intellectual Property Rights of Others.

    Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Any such claims, if made, and any resulting litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

  We May Not Be Able to Secure Additional Financing to Meet Our Future Capital Needs.

    We currently anticipate that our available cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least twelve months. If we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures, we will need to raise additional funds to fund brand promotion, develop new or enhanced services, respond to competitive pressures or make acquisitions. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, develop or enhance services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could seriously harm our business. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

  Future Sales of Stock Could Affect our Stock Price.

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

  Provisions in Delaware Law and our Charter, Stock Option Agreements and Offer Letters to Executive Officers may Prevent or Delay a Change Of Control.

    We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation's outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation's assets unless:

    •
    the board of directors approved the transaction where the stockholder acquired 15% or more of the corporation's assets;

    •
    after the transaction where the stockholder acquired 15% or more of the corporation's assets, the stockholder owned at least 85% of the corporation's outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

    •
    on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

    A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provide. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control of Ask Jeeves and may discourage attempts by other companies to acquire us.

    Our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include:

    •
    our board is classified into three classes of directors as nearly equal in size as possible with staggered three year-terms;

    •
    the authority of our board to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

    •
    all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent;

    •
    except under limited circumstances, special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer the board or by holders of shares entitled to cast not less than 50% of the votes of the meeting; and

    •
    except under limited circumstances, no cumulative voting.

    These provisions may have the effect of delaying or preventing a change of control.

    Furthermore, in April 2001 we adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of May 7, 2001. Each right entitles the holder to purchase one unit consisting of one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $20 per unit. Under certain circumstances, if a person or group acquires 15% or more of our outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $20 exercise price, shares of our common stock or of any company into which we are merged having a value of $40. The rights expire on May 7, 2011 unless extended by our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors regarding such acquisition.

    Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

    In addition, our option agreements under the 1996 Stock Option plan provide that if a change of control of Ask Jeeves occurs prior to the first anniversary of the vesting commencement date of an option, then the vesting which would have occurred by such anniversary shall occur. After the first anniversary of the date of grant, these option agreements provide that the vesting of each option shall accelerate by six months upon a change of control. Furthermore, offer letters with our executive officers provide for the payment of severance and acceleration of options upon the termination of these executive officers following a change of control of Ask Jeeves. These provisions in our stock option agreements and offer letters could have the effect of discouraging potential takeover attempts.

Risks Related To This Offering

Our common stock sold in this offering will increase the supply of common stock on the public market, which may cause our stock price to decline

    The sale into the public market of the common stock to be sold in this offering could materially adversely affect the market price of our common stock. Once the registration statement of which this prospectus forms a part is declared effective, the shares of common stock to be sold in this offering will be eligible for sale over the course of one year in the amounts as follows: twenty five percent (25%) on December 9, 2001, March 9, 2002 and June 7, 2002 and the remainder on September 5, 2002. Notwithstanding the above, a total of 25,000 shares of common stock or ten percent of any trading day's trading volume, whichever is greater, will be immediately eligible for sale per day by the selling stockholders as a group following the effectiveness of the registration statement. A significant amount of common stock coming on the market at any given time could result in a decline in the price of our common stock or increased volatility.

FORWARD-LOOKING STATEMENTS

    This prospectus, together with all other information included or incorporated by reference into this prospectus, contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus, together with all other information included or incorporated by reference into this prospectus. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our Web site at http://www.ask.com or at the SEC's Web site at http://www.sec.gov.

    The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

  (1)
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Commission on April 2, 2001, as amended on Form 10-K/A on June 8, 2001;

  (2)
  our Quarterly Reports on Form 10-Q, filed with the Commission on May 15, 2001 and August 14, 2001 for periods ended March 31, 2001 and June 30, 2001, respectively;

  (3)
  our Current Reports on Form 8-K, filed with the Commission on May 10, 2001 and September 17, 2001, respectively;

  (4)
  our Registration Statement No. 000-26521 on Form 8-A filed with the Commission on June 28, 1999 pursuant to Section 12(b) of the Securities Exchange Act, in which there is described the terms, rights and provisions applicable to our outstanding common stock; and

  (5)
  our Registration Statement No. 000-26521 on Form 8-A/12G filed with the Commission on May 10, 2001, pursuant to Section 12(g) of the Securities Exchange Act, in which there is described the terms, rights and provisions applicable to our preferred stock purchase rights.

    Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

    Upon written or oral request, we will provide without charge a copy of these filings, and a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for these copies should be directed to Investor Relations Department, Ask Jeeves, Inc., 5858 Horton Street, Suite 350, Emeryville, CA 94608, Telephone (510) 985-7400.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or amendment. We have authorized no person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or in any filing incorporated by reference is accurate as of any date other than the date on the front of those documents.

SELLING STOCKHOLDERS

    The following table sets forth (1) the name of the selling stockholders, (2) the number of shares of our common stock being registered for sale as of the date of this prospectus, and (3) sets forth the number of shares of our common stock known by us to be beneficially owned by each selling stockholder calculated according to Rule 13d-3 of the Securities Exchange Act. This information is based upon information provided by the selling stockholders and is not necessarily indicative of beneficial ownership for any other purpose. No selling stockholder will beneficially own one percent or more of our outstanding common stock after completion of this offering. The term "selling stockholder" includes the stockholder listed below and its permitted transferees, assignees, pledgees, donees or other successors-in-interest. The following table assumes that the selling stockholders will sell all of the shares being offered for their account by this prospectus. However, we are unable to determine the exact number of shares that actually will be sold. All of the shares offered herein were issued or are issuable in connection with our acquisition of Teoma Technologies. Other than as a result of the acquisition and ownership of our shares, we have not had a material relationship with any of the selling stockholders within the past three years. The shares offered by this prospectus may be offered from time to time by the selling stockholders.

Name of Selling Stockholder	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)	Number of Shares Beneficially Owned After this Offering
Baxter Investments, LLC	475,840	475,840	0
Richard Bruskin(2)	2,665	2,665	0
Apostolos Gerasoulis (3)	207,617	307,640	100,023
Hawk Holdings, LLC	1,252,738	1,252,738	0
Rutgers—The University of New Jersey	106,411	106,411	0
Tao Yang (4)	40,000	95,904	55,904

(1)
Consists of all shares of our common stock beneficially owned by the selling stockholders as of October   , 2001, plus the shares of common stock registered in this prospectus.

(2)
Issuable upon exercise of a warrant.

(3)
Includes 100,023 shares issuable pursuant to options exercisable within 60 days.

(4)
Includes 55,904 shares issuable pursuant to options exercisable within 60 days.

USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. All proceeds will be received by the selling stockholders. However, we will receive approximately $270 upon exercise of the warrant, which shall be used for general corporate purposes.

PLAN OF DISTRIBUTION

    We are registering all 2,085,271 shares of our common stock on behalf of the selling stockholders. We will not receive any of the proceeds from sales by the selling stockholders of the offered shares of common stock. The selling stockholders named in the table above or permitted transferees, assignees, pledgees, donees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares of our common stock from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares of our common stock to or through broker-dealers.

    The shares of our common stock may be sold by one or more of, or a combination of, the following:

    •
    a block trade in which the broker-dealer so engaged will attempt to sell the shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    •
    purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

    •
    an exchange distribution that complies with the rules of the exchange;

    •
    ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    •
    in privately negotiated transactions.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

    The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares of our common stock or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares of our common stock to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of our common stock. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholders may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares of our common stock so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

    Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, or the Securities Act, in connection with sales of the shares of our common stock. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale through Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than through this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

    The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and the selling stockholders have been informed of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

    We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

    •
    the name of each such selling stockholder and of the participating broker-dealer(s),

    •
    the number of shares involved,

    •
    the price at which such shares were sold,

    •
    the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

    •
    that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

    •
    other facts material to the transaction.

    We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

    The validity of our common stock offered in this prospectus and certain other legal matters will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately [          ] shares of our common stock.

EXPERTS

    The consolidated financial statements of Ask Jeeves, Inc. appearing in Ask Jeeves Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The report on the statements of operations, stockholders' equity and cash flows of Net Effect Systems, Inc. for the year ended December 31, 1998, incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A of Ask Jeeves, Inc., has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

    All costs and expenses incurred in connection with the issuance and distribution of the securities being registered for sale will be paid by the Registrant. The following is an itemized statement of these costs and expenses. All amounts are estimates except the Securities and Exchange Commission registration fee.

Registration Statement Fee	$565.63
Printing	$1,950
Legal fees	$16,000
Accounting fees and expenses	$13,000
Total	$31,515.63

Item 15. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and executive officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XI, Section 43(a) of Ask Jeeves' Bylaws provide for mandatory indemnification of its directors and executive officers and permissible indemnification of its other officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Article XI, Section 43(c) of the Bylaws requires Ask Jeeves to advance expenses in connection with actions against any director or executive officer by reason of such person's position with the Company upon an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the Bylaws. Ask Jeeves' Amended and Restated Certificate of Incorporation provides that, subject to California law, its directors shall not be personally liable for monetary damages] for breach of the directors' fiduciary duty as directors to Ask Jeeves and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Ask Jeeves or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Ask Jeeves has entered into indemnification agreements with its executive officers and directors, a form of which was previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-77539) (the "Indemnification Agreements"). The Indemnification Agreements provide Ask Jeeves' executive officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

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Item 16. Exhibits.

    The exhibits listed in the Exhibit Index are filed herewith or incorporated by reference herein:

Exhibit Number	Description of Document
2.1(1)	Agreement and Plan of Merger and Reorganization dated as of September 10, 2001, by and among the Registrant, Answer Acquisition Corp. No. 2, Teoma Technologies, Inc, and solely with respect to Article X, Hawk Holdings, LLC as Stockholders' Agent and Chase Manhattan Bank, N.A., as Escrow Agent.
5.1	Opinion of Brobeck, Phleger & Harrison LLP.
10.44(1)	Registration Rights Agreement dated as of September 10, 2001.
23.1	Consent of Ernst & Young, LLP, Independent Auditors.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
24.1	Power of Attorney (See Signature Page).

(1)
Previously filed as an Exhibit to the Form 8-K filed with the Commission on September 17, 2001, and incorporated herein by reference.

Item 17. Undertakings.

    The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

  (c)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Emeryville, State of California, on this 10th day of October, 2001.

ASK JEEVES, INC.
By:	/s/ A. GEORGE (SKIP) BATTLE A. George (Skip) Battle Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. George (Skip) Battle, Chief Executive Officer and Cynthia Pevehouse, Secretary and General Counsel, and each of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this prospectus, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Date: October 10, 2001	By	/s/ A. GEORGE (SKIP) BATTLE
A. George (Skip) Battle Chief Executive Officer (Principal Executive Officer)
Date: October 10, 2001	By	/s/ STEVEN J. SORDELLO
Steven J. Sordello Chief Financial Officer (Principal Financial Officer)
Date: October 10, 2001	By	/s/ CHRISTINE M. DAVIS
Christine M. Davis (Principal Accounting Officer)
Date: October 10, 2001	By	/s/ GARRETT GRUENER
Garrett Gruener Chairman of the Board of Directors
Date: October 10, 2001	By	/s/ DAVID S. CARLICK
David S. Carlick Director
Date: October 10, 2001	By	/s/ JAMES KIRSNER
James Kirsner Director
Date: October 10, 2001	By	/s/ ROGER A. STRAUCH
Roger A. Strauch Director
Date: October 10, 2001	By	/s/ GEOFFREY Y. YANG
Geoffrey Y. Yang Director

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INDEX TO EXHIBITS

Exhibit Number	Description of Document
2.1(1)	Agreement and Plan of Merger and Reorganization dated as of September 10, 2001, by and among the Registrant, Answer Acquisition Corp. No. 2, Teoma Technologies, Inc, and solely with respect to Article X, Hawk Holdings, LLC as Stockholders' Agent and Chase Manhattan Bank, N.A., as Escrow Agent.
5.1	Opinion of Brobeck, Phleger & Harrison LLP.
10.44(1)	Registration Rights Agreement dated as of September 10, 2001.
23.1	Consent of Ernst & Young, LLP, Independent Auditors.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
24.1	Power of Attorney (See Signature Page).

(1)
Previously filed as an Exhibit to the Form 8-K filed with the Commission on September 17, 2001, and incorporated herein by reference.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
Risks Associated with Ask Jeeves' Business and Future Operating Results
Risks Related To This Offering
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SELLING STOCKHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS